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CENIT Bancorp, Inc.
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
News Release

CENIT Bancorp, Inc.
225 West Olney Road
Norfolk, Virginia 23510-1586
(757) 446-6600




DATE:                November 14, 1997

CONTACT:             Michael S. Ives
                     President and CEO
                     (757) 446-6600


                  CENIT REPORTS FILING OF SHAREHOLDER PROPOSAL

     (Norfolk, Virginia) - CENIT Bancorp, Inc. (NASDAQ: CNIT) today reported that it received a request from Mid-Atlantic Investors ("Mid-Atlantic") and Jerry Zucker, two of its shareholders, to include a proposal in its proxy statement for CENIT's 1998 annual meeting, which is scheduled to be held in the spring of 1998.

     The stockholder proposal would ask the shareholders of the Company to express their desire that CENIT pursue an immediate sale of the Company.

     At CENIT's 1997 annual meeting, CENIT's stockholders rejected a similar proposal, as well as three director candidates nominated by Mid-Atlantic.

     Michael S. Ives, President and Chief Executive Officer of CENIT, observed, "Last April, we asked our shareholders to place their trust in the long-term vision of our Board and management team. They expressed their confidence in CENIT's management, and since then, CENIT's market value has risen dramatically. Our management team has continued to demonstrate CENIT's ability to enhance earnings and the return to our investors. We believe that we can continue to improve performance and value, and we are confident that our investors will reject Mid-Atlantic's current proposal."

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